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                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                         YEAR ENDED MAY 31,
                                      --------------------------------------------------------
                                        2001        2000        1999        1998        1997
                                      --------    --------    --------    --------    --------
Income (loss) before income tax
  expense (benefit), minority
  interest, extraordinary item and
  cumulative effect of change in
  accounting principle..............  $361,167    $ 22,169    $(52,189)   $(45,382)   $(40,437)
  Plus (minus) adjustment so as to
     include only distributed income
     of less than 50% owned equity
     investments....................     8,390       3,279        (544)     (2,960)     (8,317)
  Add: Fixed Charges................   167,004     157,100     106,396      70,940      56,999
  Less: Capitalized interest........        --          --          --          --      (2,752)
  Less: Preferred stock dividends...        --          --     (11,395)    (23,488)    (19,458)
                                      --------    --------    --------    --------    --------
Earnings, as defined................  $536,561    $182,548    $ 42,268    $   (890)   $(13,965)
                                      ========    ========    ========    ========    ========
Fixed charges:
  Interest expense, including
     amortization of debt issuance
     costs..........................   161,418     153,171      92,102      45,155      33,379
  Interest portion of rent
     expense........................     5,586       3,929       2,899       2,297       1,410
  Capitalized interest..............        --          --          --          --       2,752
  Preferred stock dividends.........        --          --      11,395      23,488      19,458
                                      --------    --------    --------    --------    --------
Fixed charges, as defined...........  $167,004    $157,100    $106,396    $ 70,940    $ 56,999
                                      ========    ========    ========    ========    ========
Ratio of earnings to fixed
  charges...........................      3.21        1.16          --(1)       --(1)       --(1)
                                      ========    ========    ========    ========    ========
Amount by which earnings exceed (are
  less than) fixed charges..........  $369,557    $ 25,448    $(64,128)   $(71,830)   $(70,964)
                                      ========    ========    ========    ========    ========

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(1) The ratio of earnings to fixed charges was less than one-to-one and, therefore, earnings were inadequate to cover fixed charges.